Exhibit 10.4

EXECUTION

VERSION

THIRD AMENDMENT

TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of October 28, 2011 (this “Amendment”) to the Existing Credit Agreement (such capitalized term and other capitalized terms used in this preamble and the recitals below to have the meanings set forth in, or are defined by reference in, Article I below) is entered into by and among AMERIGON INCORPORATED, a Michigan corporation (the “Company”), AMERIGON EUROPE GMBH, a German limited liability company (“Amerigon Germany” and, together with the Company, the “Borrowers” and each, a “Borrower”), each lender party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (in such capacity as administrative agent, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders and the Administrative Agent are all parties to the Credit Agreement, dated as of March 30, 2011 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”, and as amended by this Amendment and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrowers have requested that the Lenders amend certain provisions of the Existing Credit Agreement and the Lenders are willing to effect such amendments, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Definitions. The following terms when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Amendment” is defined in the preamble.

“Amendment Effective Date” is defined in Article III.

“Amerigon Germany” is defined in the preamble.

“Borrower” is defined in the preamble.

“Company” is defined in the preamble.

“Credit Agreement” is defined in the first recital.

“Existing Credit Agreement” is defined in the first recital.

“Lender” is defined in the preamble.

“Third Amendment Fee Letter” means the letter agreement dated September 28, 2011, among the Company, Amerigon Germany, the Administrative Agent and the Arranger.

SECTION 1.1. Other Definitions. Terms for which meanings are provided in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Amendment with such meanings.

ARTICLE II

AMENDMENTS TO CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the Amendment Effective Date, the provisions of the Existing Credit Agreement referred to below are hereby amended in accordance with this Article II. Except as expressly so amended, the Existing Credit Agreement shall continue in full force and effect in accordance with its terms.

SECTION 2.1. Amendments to Article I.

SECTION 2.1.1. Section 1.01 of the Existing Credit Agreement is hereby amended by adding the following definitions in their proper alphabetical places:

“Amerigon Germany Term Loan Availability Period” means the period from and including the Third Amendment Effective Date to the earliest of (a) January 1, 2013, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06 and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Amerigon Germany Term Loan Principal Amount” means the sum of (a) the Final Amerigon Germany Term Loan Amount plus (b) the aggregate principal amount of each Amerigon Germany Term Borrowing advanced pursuant to Section 2.01(b).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 30, 2011, among the Company, Amerigon Germany, each lender from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer as amended prior to the Third Amendment Effective Date.

“Third Amendment Effective Date” means 28, 2011.

SECTION 2.1.2. Section 1.01 of the Existing Credit Agreement is hereby amended by amending the following definitions in their entirety to read as follows:

“Alternative Currency” means (a) with respect to any Loan, Euro and (b) with respect to any Letter of Credit, each of Canadian Dollars, Euro, Sterling or Yen.

“Amerigon Germany Term Facility” means, at any time, (a) on or prior to the last day of the Amerigon Germany Term Loan Availability Period, the aggregate amount of the Amerigon Germany Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Amerigon Germany Term Loans of all Amerigon Germany Term Lenders outstanding at such time.

“Amerigon Germany Term Lender” means at any time, (a) on or prior to the last day of the Amerigon Germany Term Loan Availability Period, any Lender that has an Amerigon Germany Commitment at such time and (b) thereafter, any Lender that holds Amerigon Germany Term Loans at such time.

“Applicable Percentage” means (a) in respect of the Company Term Facility, with respect to any Company Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Company Term Facility represented by (i) on or prior to the Closing Date, such Company Term Lender’s Company Term Commitment at such time and (ii) thereafter, the principal amount of such Company Term Lender’s Company Term Loans at such time, (b) in respect of the Amerigon Germany Term Facility, with respect to any Amerigon Germany Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Amerigon Germany Term Facility represented by (i) on or prior to the last day of the Amerigon Germany Term Loan Availability Period, such Amerigon Germany Term Lender’s Amerigon Germany Term Commitment at such time and (ii) thereafter, the principal amount of such Amerigon Germany Term Lender’s Amerigon Germany Term Loans at such time and (c) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, in each case, subject to adjustment as provided in Section 2.16. If the commitments of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions or each Amerigon Germany Term Lender to make Amerigon Germany Term Loans have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments or the Amerigon Germany Term Commitments, as applicable, have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility and each Amerigon Germany Term Lender in respect of the Amerigon Germany Term Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility and Amerigon Germany Term Lender in respect of the Amerigon Germany Term Facility, respectively, most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Lender in respect of each Facility as of the Third Amendment Effective Date is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Company and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) Acquisition Transaction Expenses in an aggregate amount not exceeding $13,000,000, (v) non-cash unrealized losses on Swap Contracts, (vi) non-cash unrealized losses attributable to foreign currency transactions and (vii) other non-recurring expenses, as approved by the Administrative Agent in its reasonable discretion, reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Company and its Subsidiaries on a consolidated basis for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) non-cash unrealized gains on Swap Contracts, (iii) non-cash unrealized gains attributable to foreign currency transactions and (iv) all non-cash items increasing Consolidated Net Income, in each case, of or by the Company and its Subsidiaries for such Measurement Period.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Company or, if fewer than four consecutive fiscal quarters of the Company have been completed since the Closing Date, the fiscal quarters of the Company that have been completed since the Closing Date; provided that: (a) for purposes of determining an amount of any item (excluding cash payments made strictly in accordance with the Preferred Equity Subordination Agreement) included in the calculation of a financial ratio or financial covenant for the fiscal quarter ended June 30, 2011, such amount for the Measurement Period then ended shall equal such item for such fiscal quarter multiplied by four; (b) for purposes determining an amount of any item (excluding cash payments made strictly in accordance with the Preferred Equity Subordination Agreement) included in the calculation of a financial ratio or financial covenant for the fiscal quarter ended September 30, 2011, such amount for the Measurement Period then ended shall equal such item for the two fiscal quarters then ended multiplied by two; and (c) for purposes of determining an amount of any item (excluding cash payments made strictly in accordance with the Preferred Equity Subordination Agreement) included in the calculation of a financial ratio or financial covenant for the fiscal quarter ended December 31, 2011, such amount for the Measurement Period then ended shall equal such item for the three fiscal quarters then ended multiplied by 4/3.

SECTION 2.1.1. Section 1.01 of the Existing Credit Agreement is hereby amended by deleting the definition of “Korean Won” in its entirety.

SECTION 2.2. Amendments to Article II.

SECTION 2.2.1. Clause (b) of Section 2.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b) The Amerigon Germany Term Borrowings. (i) Prior to the Third Amendment Effective Date and pursuant to the Existing Credit Agreement, each Amerigon Germany Term Lender made a loan to Amerigon Germany in an amount equal to such Amerigon Germany Term Lender’s Amerigon Germany Term Commitment, in an aggregate principal amount of $33,000,000, of which the Alternative Currency Equivalent of $4,861,587.15 remains outstanding as of the Third Amendment Effective Date. Each of the parties hereto acknowledges and agrees that the Amerigon Germany Term Loans (as defined in the Existing Credit Agreement) shall continue as Amerigon Germany Term Loans for all purposes under this Credit Agreement and the other Loan Documents.

(ii) Subject to the terms and conditions set forth herein, each Amerigon Germany Term Lender severally agrees to make further loans to Amerigon Germany from time to time during the Amerigon Germany Term Loan Availability Period in an aggregate amount not to exceed such Amerigon Germany Term Lender’s aggregate Amerigon Germany Term Commitment. Each Amerigon Germany Term Borrowing shall consist of Amerigon Germany Term Loans made simultaneously by the Amerigon Germany Term Lenders in accordance with their respective Applicable Percentage of the Amerigon Germany Term Facility. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Amerigon Germany Term Loans may be Base Rate Loans or Eurocurrency Rate Loans as further provided herein. Amerigon Germany Term Loans may be borrowed in Dollars or the Alternative Currency.”

SECTION 2.2.2. Clause (b)(ii) of Section 2.06 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“The aggregate Amerigon Germany Term Commitments shall be automatically and permanently reduced (A) by the amount of each Amerigon Germany Term Borrowing on the date of each such Amerigon Germany Term Borrowing and (B) to the extent not reduced to zero prior thereto, to zero on the first day succeeding the last day of the Amerigon Germany Term Loan Availability Period.”

SECTION 2.2.3. Clause (c) of Section 2.06 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or Swing Line Sublimit, the Revolving Credit Commitment or the Amerigon Germany Term Commitment under this Section 2.06. Upon any reduction of (i) the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount and (ii) the Amerigon Germany Term Commitments, the Amerigon Germany Term Commitment of each Amerigon Germany Term Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility or the Amerigon Germany Term Facility, as applicable, accrued until the effective date of any termination of the Revolving Credit Facility or the Amerigon Germany Term Facility, as applicable, shall be paid on the effective date of such termination.”

SECTION 2.2.4. Clause (b) of Section 2.07 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Amerigon Germany Term Loans. The Borrowers shall repay to the Amerigon Germany Term Lenders the aggregate principal amount of all Amerigon Germany Term Loans outstanding on the Maturity Date and on the last Business Day of each of March, June, September and December occurring during each other period set forth below commencing March 31, 2013, in each case, in equal quarterly installments of the aggregate amount due for such period during such period of the respective amounts set forth opposite such periods (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Period	Amount

March 31, 2013 through June 30, 2013	6.25% of the Amerigon Germany Term Loan Principal Amount

September 30, 2013 through June 30, 2014	15% of the Amerigon Germany Term Loan Principal Amount

September 30, 2014 through June 30, 2015	17.5% of the Amerigon Germany Term Loan Principal Amount

September 30, 2015 through December 31, 2015	10% of the Amerigon Germany Term Loan Principal Amount

Maturity Date	The then outstanding principal amount of Amerigon Germany Term Loans

SECTION 2.2.5. Clause (a) of Section 2.09 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Commitment Fee. The Company shall pay to the Administrative Agent for the account of (i) each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations, subject to adjustment in accordance with Section 2.16 and (ii) each Amerigon Germany Term Loan Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount of the aggregate Amerigon Germany Term Commitments. The commitment fees shall accrue at all times during the Availability Period and the Amerigon Germany Term Loan Availability Period, as applicable, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date with respect to Revolving Credit Loans and the first such date to occur after the Third Amendment Effective Date with respect to Amerigon Germany Term Loans and, in each case, on the last day of the Availability Period and the Amerigon Germany Term Loan Availability Period, as applicable. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.”

SECTION 2.3. Amendment to Article IV. Section 4.04 of the Existing Credit Agreement is hereby amended by inserting the following new clause (e) immediately after clause (d) thereof:

“(e) In the event of a Credit Extension consisting of an Amerigon Germany Term Borrowing (other than the Amerigon Germany Term Borrowing made on the Closing Date), Amerigon Germany shall certify to the Administrative Agent in writing that the proceeds of such Credit Extension will be used solely in connection with the tenders of Equity Interests in connection with the Domination Agreement.”

SECTION 2.4. Amendment to Article VI. Section 6.11 of Article VI of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.11 Use of Proceeds. Use the proceeds of (a) the Credit Extensions (other than the Amerigon Germany Term Loans advanced during the Amerigon Germany Term Loan Availability Period) (i) to finance a portion of the Acquisition, (ii) to pay fees and expenses incurred in connection with the transactions contemplated hereby and by the Related Documents, (iii) to provide ongoing working capital and (iv) for other general corporate purposes of the Borrowers and their respective Material Subsidiaries not in contravention of any Law or of any Loan Document and (b) the Amerigon Germany Term Loans advanced during the Amerigon Germany Term Loan Availability Period, solely to fund the potential tender of shares of the Target in connection with the Domination Agreement.

SECTION 2.5. Amendment to Schedule 2.01. Schedule 2.01 of the Existing Credit Agreement is hereby amended in its entirety as set forth on Annex A attached hereto.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective on and as of the date first written above (the “Amendment Effective Date”) when the following conditions have been met:

SECTION 3.1. Counterparts. The Administrative Agent shall have received counterparts hereof executed on behalf of the Borrowers and each of the Lenders.

SECTION 3.2. Affirmation and Consent. The Administrative Agent shall have received, with counterparts for each Lender, a duly executed copy of an Affirmation and Consent, dated as of the Amendment Effective Date, in form and substance satisfactory to the Administrative Agent, duly executed and delivered by each of the Guarantors.

SECTION 3.3. Opinions. The Administrative Agent shall have received a favorable opinion of (a) Honigman Miller Schwartz and Cohn LLP, U.S. counsel to the Loan Parties, and (b) Milbank, Tweed, Hadley & McCloy LLP, German counsel to the Loan Parties, in each case, addressed to the Administrative Agent and each Lender as to corporate, enforceability, and security interest matters, in form and substance satisfactory to the Administrative Agent.

SECTION 3.4. Secretary’s Certificates. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, a certificate of the secretary or other officer of each Loan Party certifying (a) as to the names and signatures of each officer of such Loan Party authorized to execute and deliver this Amendment or the Affirmation and the other Loan Documents to which such Loan Party is a party delivered in connection herewith, (b) as to the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Agreement, the Affirmation and the other Loan Documents to which such Loan Party is a party delivered in connection herewith and (c) that there have been no changes to the Organization Documents of any Loan Party since the Closing Date.

SECTION 3.5. Good Standing. The Administrative Agent shall have received copies of certificates of good standing, existence or its equivalent with respect to each Loan Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation or organization and each other jurisdiction in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

SECTION 3.6. No Material Adverse Effect. Since December 31, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.7. Costs and Expenses, etc. The Administrative Agent shall have received for the account of each Lender, all fees, costs and expenses (a) due under the Third Amendment Fee Letter and (B) due and payable pursuant to Section 10.04 of the Credit Agreement, if then invoiced, including fees and expenses of counsel to the Administrative Agent.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1. Cross-References. References in this Amendment to any Article or Section are, unless otherwise specified, to such Article or Section of this Amendment.

SECTION 4.2. Loan Document Pursuant to Existing Credit Agreement. This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement, as amended hereby, including Article X thereof.

SECTION 4.3. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 4.4. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 4.5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

SECTION 4.6. Full Force and Effect; Limited Amendment and Waiver. Except as expressly amended or waived hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement and the other Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments and waivers set forth herein shall be limited precisely as provided for herein to the provisions expressly amended or waived herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of any Loan Party which would require the consent of the Lenders under the Existing Credit Agreement or any of the Loan Documents.

SECTION 4.7. Representations and Warranties. In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents and warrants to the Lenders that, both before and after giving effect to this Amendment, all statements set forth in clauses (a) and (b) of Section 4.04 of the Credit Agreement are true and correct.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

AMERIGON INCORPORATED

By:
Name: Daniel R. Coker
Title: President and Chief Executive Officer

AMERIGON EUROPE GMBH

By:
Name:
Title:

Third Amendment to Credit Agreement

BANK OF AMERICA, N.A., AS
Administrative Agent

By:
Name:
Title:

Third Amendment to Credit Agreement

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:
Name: David K. Komrska
Title: Senior Vice President

Third Amendment to Credit Agreement

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Third Amendment to Credit Agreement

COMERICA BANK

By:
Name:
Title:

Third Amendment to Credit Agreement

THE HUNTINGTON NATIONAL BANK

By:
Name:
Title:

Third Amendment to Credit Agreement

KEYBANK NATIONAL ASSOCIATION

By:
Name:
Title:

Third Amendment to Credit Agreement

ANNEX A

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Company Term Loan Commitment	Applicable Company Term Loan Percentage	Amerigon Germany Term Loan Commitment	Applicable Amerigon Germany Term Loan Percentage	Revolving Credit Commitment	Applicable Revolving Credit Percentage
Bank of America, N.A.	$7,834,005.93	22.3828763%	$10,072,293.32	22.3828740%	$5,595,718.51	22.3828740%
JPMorgan Chase Bank, N.A.	$7,483,229.55	21.3806558%	$9,621,295.15	21.3806559%	$5,345,163.97	21.3806559%
Comerica Bank	$7,483,229.55	21.3806558%	$9,621,295.13	21.3806558%	$5,345,163.96	21.3806558%
The Huntington National Bank	$6,664,751.32	19.0421466%	$8,568,965.99	19.0421466%	$4,760,536.66	19.0421466%
KeyBank National Association	$5,534,783.65	15.8136675%	$7,116,150.42	15.8136676%	$3,953,416.90	15.8136676%
Total	$35,000,000	100.000000000%	$45,000,000	100.000000000%	$25,000,000	100.000000000%

Third Amendment to Credit Agreement